GAP INC. APPOINTS GLOBAL BUSINESS LEADER KATHERINE TSANG

TO BOARD OF DIRECTORS

SAN FRANCISCO - June 21, 2010 - Gap Inc. announced today that Katherine Tsang, Chairperson for Greater China at Standard Chartered PLC, a leading international bank, has been appointed to the company's board of directors, effective August 16, 2010. Ms. Tsang is based in Hong Kong. With Ms. Tsang's appointment, the company's board will expand from 10 to 11 members.

"Katherine's successful track record leading and growing a multinational business in China's flourishing consumer market makes her a tremendous resource to our board as we embark on a new phase of international expansion," said Glenn Murphy, Gap Inc. Chairman and CEO. "She will also bring a unique dimension to our board as one of the top women executives in China."

Ms. Tsang, 53, is a leading executive at Standard Chartered PLC, an international bank with more than $430 billion in assets, headquartered in the United Kingdom with the majority of its operations in Asia, Africa and the Middle East. With over 30 years of professional experience, she is currently Chairperson for Greater China, spanning China, Hong Kong and Taiwan. Prior to this position, she was the company's Executive Vice Chairman and CEO for China. Under her leadership, Standard Chartered PLC has seen unprecedented growth and financial performance in China including a twelve-fold increase in operations.

"I'm excited by the opportunity to join Gap Inc. especially now as it prepares to open its doors in China," said Ms. Tsang. "I hope to be able to contribute to the long-term success and shareholder value of the company."

Ms. Tsang continued: "On a personal note, having spent a great deal of time in North America, I deeply admire the company's brands, cultural relevance and commitment to social responsibility. It will be my honor to contribute in some way to building upon the legacy of the company's founders, Doris and Don Fisher."

Over the past two decades with Standard Chartered, Ms. Tsang has demonstrated strong and innovative leadership. She was the first woman and China native in the company appointed as a regional head of human resources.  Prior to joining Standard Chartered, Ms. Tsang worked in both the public and private sectors, including Arco Chemical Asia Pacific, Kowloon-Canton Railway and the Hong Kong Government.

Since 2006, Ms. Tsang has served on the Board of Directors for Baoshan Iron & Steel Co. Limited, a $21.7 billion steel manufacturer publicly traded on the Shanghai Stock Exchange.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2009 sales were $14.2 billion. Gap Inc. operates about 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit www.gapinc.com.

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